Exhibit 16.1

Russell E. Anderson, CPA Russ Bradshaw, CPA William R. Denney, CPA Sandra Chen, CPA
January 22, 2014

Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Ladies and Gentlemen:

The firm of Anderson Bradshaw PLLC, was previously principal accountant for ForceField Energy Inc., (the “Company”), and reported on the financial statements of the Company for the years ended December 31, 2012 and 2011. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated January 22, 2014, and agree with such statements as they pertain to our firm.

Very truly yours,

/s/Anderson Bradshaw PLLC
Salt Lake City, Utah

5296 S. Commerce Dr Suite 300 Salt Lake City, Utah 84107 USA (T) 801.281.4700 (F) 801.281.4701 abcpas.net